Exhibit 99.1

ONE LIBERTY PROPERTIES COMPLETES THE ACQUISITION OF A WHOLE FOODS MARKET FOR $20.55 MILLION

Great Neck, New York – October 12, 2010 - One Liberty Properties, Inc. (NYSE:OLP) announced today that it has acquired a retail property leased to Whole Foods Market, Inc (NASDAQ: WFMI) located in West Hartford, Connecticut for $20.55 million.  Approximately $13.0 million of the purchase price was paid through the assumption of an existing first mortgage and the balance was paid in cash.

The property is 47,174 square feet and is situated on 3.72 acres that includes the supermarket and a related parking lot. The property is prominently located across from the approximately 550,000 square foot Mixed Development Retail Lifestyle Center -Blue Black Square. The Whole Foods market is ten minutes away from the communities of Farmington, Avon, Simsbury and Canton, Connecticut and is easily accessible along routes 4 and 44, in the greater Hartford area.  The leases expire January 31, 2026 and are subject to four renewal options, each option for five years.

With this acquisition, the Company has added ten properties in 2010 to its portfolio at a cost of approximately $62 million.

“Today’s acquisition is another positive step toward our stated intention to add quality assets that will both increase cash flow and contribute to the growth of the Company,” stated Patrick J. Callan, Jr., President and Chief Executive Officer of One Liberty Properties.

About One Liberty Properties:
One Liberty is a self-administered and self-managed real estate investment trust organized in 1982. The primary business of the Company is to acquire, own and manage a geographically diversified portfolio of retail, industrial, office and other properties under long term leases. Substantially all of our leases are “net leases”, under which the tenant is responsible for real estate taxes, insurance and ordinary maintenance and repairs.

Forward-Looking Statement:
Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. We intend such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company's Form 10-K for the year ended December 31, 2009 and in particular in the section entitled Item 1.A. Risk Factors.You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.

Contact:
Investor Relations
PHONE (516) 466-3100
60 Cutter Mill Road, Suite 303
Great Neck, New York
www.onelibertyproperties.com